Exhibit 99.1

Mobile PocketFinder® Wins Handango's Best
GPS/Map Application and 2009 Groundbreaker Awards

(Business Wire) - On Tuesday, October 13, 2009, in Anaheim, Calif., Location Based Technologies (OTCBB:LBAS - News) today announced that its Mobile PocketFinder® personal locator application won both the Handango 2009 Award for Best GPS/Map Application and its 2009 Groundbreaker Award for the Android smartphone (http://www.handango.com/content/Champion_Winners_Android).

The Handango awards recognize best in class applications for a number of mobile platforms and functionalities. Applications are nominated by industry leaders and then voted on by the global user community.

The Mobile PocketFinder® application, also available for the iPhone, Blackberry, and Windows Mobile, allows family and friends to see the location of your smartphone worldwide from any computer or phone using www.pocketfinder.com. In addition to displaying the location of the device, the easy-to-use application also allows users to text a link with their location to contacts in their phone, and it includes additional high-end features such as location history, geo-fencing, and speed alerts. Multiple devices can be managed from a single PocketFinder account, and users have a number of personal configuration options that allow them to customize Mobile PocketFinder® based on user, time, and location.

Dave Morse, CEO of Location Based Technologies, commented, “We are both delighted and honored to have received this award in addition to PC Word’s 2009 Gear of the Year award, especially since Handango is widely regarded as a leading technology resource for the mobile community. We believe that solutions are most useful when they combine an intuitive interface with a wide array of useful features and we are gratified to see Mobile PocketFinder® recognized as one of the top applications of 2009.”

Mobile PocketFinder® currently retails at a low introductory of $9.95 for all smartphones. To download Mobile PocketFinder® or to view more information on the application, including screen prints, visit the Handango (see link above), or visit the PocketFinder home page (http://pocketfinder.com), where you can find information on other PocketFinder solutions, such as PocketFinder Family Vehicle Location Device and PocketFinder for laptops (both available now) as well as the market disruptive PocketFinder and PetFinder devices that customers will not have long to wait for.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse
888-600-1044 ext 5
dave@pocketfinder.com
or
Northstar Investments
Glenn Busch, CFP
Investor Relations
888-600-1044 ext 3
glenn@pocketfinder.com
or
NetGain
Joe Daly, Esq.
866-635-0011
760-942-4500